We consent to the incorporation by reference in Registration Statement No. 333-42549 of Cendant Corporation on Form S-8 of our report dated September 25, 1998 appearing in this Annual Report on Form 11-K of PHH Corporation Employee Investment Plan, for the period from January 1, 1998 through May 1, 1998.



/s/ Deloitte & Touche LLP
Washington, DC
September 25, 1998